UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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MOTIENT CORPORATION

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On July 6, 2006, Motient Corporation issued the following press release:

Media Contacts:
Winnie Lerner/Jessica Liddell
The Abernathy MacGregor Group
212-371-5999

Court Dismisses Yet Another Highland Lawsuit Against Motient;
Orders Highland to Pay Costs

Calls Highland’s Section 220 Demand “Patently Inappropriate”

Lincolnshire, IL – July 6, 2006 – Motient Corporation (MNCP) announced today that the Delaware Court of Chancery has dismissed a lawsuit brought by one of Highland Capital Management’s hedge funds seeking to force Motient to turn over its books and records for Highland’s inspection, calling it “patently inappropriate.” The Court also ordered Highland, which is managed by James Dondero, to pay Motient’s costs.

Highland’s Select Equity Fund filed the lawsuit under section 220 of the Delaware Corporate Code. But in referring to Highland’s actions in commencing and trying the suit, the Court found that there were “a remarkable confluence of events that amount to an abuse of the Section 220 process,” and that Highland’s “purported purpose in bringing this Section 220 action...verges on being a ruse.”

“We are extremely pleased that the Court today recognized that Highland’s suit was an abuse of the legal system,” said Robert Macklin, Motient’s General Counsel. “Highland has filed multiple lawsuits against Motient and, in one suit, is trying to force Motient to repurchase a major part of its ownership interest at a price that would represent a direct transfer of value from all of Motient’s other stockholders to Highland. As we’ve said before, we believe that Mr. Dondero and his Highland hedge funds use litigation as an investment strategy, and we believe that this suit was just another example of Mr. Dondero trying to use the legal system to intimidate Motient, at great cost to Motient’s shareholders.”

“Our shareholders should ask themselves whether Highland’s interests are aligned with their own. We urge all shareholders to support the Board’s nominees at the July 12th Annual Meeting by signing, dating and returning the WHITE proxy card today.”

About Motient Corporation:

Motient is the controlling shareholder of TerreStar Networks Inc., a development-phase satellite communications company, and a minority shareholder of Mobile Satellite Ventures LP, an established satellite communications company. TerreStar and MSV are both in the process of developing next-generation hybrid networks that plan to provide ubiquitous wireless service by integrating land-based towers and powerful satellites. These new networks will deliver services to standard wireless devices everywhere in North America. For additional information on Motient, please visit the company’s website at www.motient.com.

Statement under the Private Securities Litigation Reform Act:

This press release may contain forward–looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the strategy of Motient, its plans, and the transactions described in this press release. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms in connection with futures results, including the transactions described in this press release. Such forward–looking statements are subject to the following uncertainties: the ability of the parties to obtain the necessary regulatory approvals, including without limitation, actions by the Federal Communications Commission, and other factors impacting the parties ability to consummate the transactions and realize the cost savings discussed. We assume no obligation to update or supplement such forward–looking statements.

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